EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.01 per share, of Fidelity & Guaranty Life, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Dated: April 8, 2015

HRG GROUP, INC.

By:	/s/ Thomas A. Williams
Name: Thomas A. Williams
Title: Executive Vice President and Chief Financial Officer

FS HOLDCO II LTD.

By:	/s/ Thomas A. Williams
Name: Thomas A. Williams
Title: Chief Financial Officer